2

Dated:  June 17, 2003

                                  EXHIBIT INDEX

Exhibit                  Description

99 Notice sent to directors and executive officers of Jefferson-Pilot Corporation on June 17, 2003.

                                                       Exhibit 99



                                     NOTICE
                             to Section 16 Insiders
                                      from
                           Jefferson-Pilot Corporation


     As a reminder, our next regular quarterly blackout period on your trading begins Tuesday, July 1 and you can trade again beginning Wednesday, August 6. During the blackout period, you may not engage in any transactions in JP stock or stock options or other derivative securities, except a gift or a stock option exercise with the required preclearance.
     This Notice also relates to another trading prohibition which will overlap in the latter part of July.
     Section 306 of the Sarbanes-Oxley Act of 2002 prohibits you from most trading in Jefferson Pilot common stock or derivatives during a blackout period when participants in our 401(k) TeamShare Plan are blacked out from transferring into or out of JP stock in their accounts under this Plan.
     There will be such a blackout period for this Plan from July 18 at 3 pm EDT through August 1, 2003. JP has scheduled this 401(k) blackout during our regular quarterly blackout period to avoid creating a further period when you cannot trade. This also obviates the need for a detailed explanation of the limited exceptions to this Section 306 prohibition, since the only one relevant here is for bona fide gifts.
     The reason for the Plan's blackout period is to permit the administrator to add to and change the funds being offered as investment options. The Plan transactions affected include changing the investment of new contributions, transferring money among funds, and obtaining a loan or distribution from the Plan.
     You may continue to direct questions about and requests for preclearance of your transactions in JP stock or derivatives to our corporate secretary. You can obtain more information about the 401(k) blackout period from Linda Navey, 336-691-3003, Linda.Navey@ jpfinancial.com; or John Kilgore, 336-691-3236, John.Kilgore@jpfinancial.com; Jefferson Pilot Financial, P. O. Box 21008, Greensboro, NC 27420.